STANDEX                                                          6 Manor Parkway
                                                      Salem, New Hampshire 03079


                                                              September 16, 1996



To the Stockholders of Standex International Corporation:

         You are cordially invited to attend the Annual Meeting of Stockholders of Standex International Corporation which will be held at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts on Tuesday, October 29, 1996 at 11:00 A.M.

         We hope that you will be able to attend the meeting. However, whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card promptly to ensure that your shares will be represented. If you do attend the meeting, you may vote your shares personally.

         This booklet includes the Notice of Annual Meeting and the Proxy Statement, which contain information about the formal business to be acted on by the stockholders. The meeting will also feature a report on the operations of your Company, followed by a question and discussion period.

                                        Sincerely,


                                        /s/ EDWARD J. TRAINOR
                                        Edward J. Trainor
                                        President/CEO



STANDEX                                                          6 Manor Parkway
                                                      Salem, New Hampshire 03079




                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         The Annual Meeting of Stockholders of Standex International Corporation (the "Company") will be held at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts on Tuesday, October 29, 1996, at 11:00 A.M. local time for the following purposes:

     1. To fix the number of directors at thirteen and to elect four directors to hold office for three-year terms ending on the date of the Annual Meeting of Stockholders in 1999;

     2. To approve the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending June 30, 1997; and

     3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         Stockholders of record at the close of business on September 9, 1996 will be entitled to notice of and to vote at the meeting.

                                        By Order of the Board of Directors,


                                        /s/ RICHARD H. BOOTH
                                        Richard H. Booth, Secretary

September 16, 1996
Salem, New Hampshire

                                    IMPORTANT

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

                        STANDEX INTERNATIONAL CORPORATION

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                October 29, 1996

         This Proxy Statement is being furnished on or about September 16, 1996 in connection with the solicitation of proxies by the Board of Directors of Standex International Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, October 29, 1996. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, will be voted for the election of each of the individuals nominated by the Board of Directors and in favor of the other proposal set forth in the Notice of Meeting.

         The election of Directors will require the affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy at the Annual Meeting. The ratification of the appointment of Deloitte & Touche LLP as independent auditors will require the affirmative vote of a majority of the shares of Common Stock of the Company voting on the proposal in person or by proxy at the Annual Meeting. Stockholders may vote in favor of all nominees for Director or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the ratification of the appointment of Deloitte & Touche LLP as independent auditors, stockholders should specify their choices on the enclosed form of proxy.

         Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on a matter.

         Any proxy may be revoked at any time before it is exercised by delivery of written notice to the Secretary of the Company or by executing a subsequent proxy.

         The Board of Directors has fixed September 9, 1996 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. At the record date, there were outstanding and entitled to vote 13,375,034 shares of the Common Stock of the Company. Each share is entitled to one vote.

         All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors and officers, without additional remuneration, may solicit proxies in person and by telecommunications. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names and the Company will reimburse them for their out-of-pocket expenses in this regard.

         To assure the presence in person or by proxy of the necessary quorum for holding the meeting, the Company has employed the firm of Morrow & Co., Inc. to assist in soliciting proxies by mail, telephone, facsimile and personal interview for a fee estimated at approximately $3,500.00 plus disbursements.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

          The persons named in the enclosed proxy will vote to fix the number of directors at thirteen and to elect as directors Messrs. John Bolten, Jr., David
R. Crichton, Samuel S. Dennis 3d and Daniel B. Hogan, Ph.D. identified below as nominees, for three-year terms expiring in 1999 unless authority to vote for the election of directors is withheld by marking the proxy to that effect.

         In the event that any nominee for election should become unavailable, the person acting under the proxy may vote for the election of a substitute. Management has no reason to believe that any nominee will become unavailable.

         Information about each director and nominee for director at July 31, 1996 follows:

    Nominees For Directors                         Principal Occupations During
          For Terms                                     Past Five Years And
       Expiring In 1999                             Certain Other Directorships
- ------------------------------      ------------------------------------------------------------

John Bolten, Jr. +                  Consultant to the Company.
  Director Since 1955
  Age 76

David R. Crichton                   Executive Vice President/Operations of the Company since
  Director Since 1992               June 1989.
  Age 58

Samuel S. Dennis 3d *+              Of Counsel, Hale & Dorr (Attorneys) Boston, MA since
  Director Since 1955               January 1996; Senior Partner, Hale & Dorr from 1952
  Age 86                            through 1995; Former Vice President of the Company.

Daniel B. Hogan, Ph.D.              President, The Apollo Group (Management Consultants)
  Director Since 1955               since 1991; Vice President and Director, Research and
  Age 86                            Development, McBer Col 1990


     Directors To Continue                           Principal Occupations During
      In Office For Terms                                 Past Five Years And
       Expiring In 1997                               Certain Other Directorships
- ------------------------------      ------------------------------------------------------------

Thomas H. DeWitt                    Executive Vice President/Administration of the Company
  Director Since 1987               since January 1987; General Counsel of the Company since
  Age 54                            October 1985.

Walter F. Greeley                   Chairman, High Street Associates, Inc. (a management and
  Director Since 1989               acquisition group) since 1988.
  Age 65

C. Kevin Landry                     Managing Director and CEO, TA Associates, Inc. (a private
  Director Since 1975               equity firm), Boston, MA. since January 1994 and prior
  Age 52                            thereto Managing Partner of TA Associates.

H. Nicholas Muller, III, Ph.D.      President and CEO, The Frank Lloyd Wright Foundation since
  Director Since 1984               May 1996 and prior thereto Director of the State Historical
  Age 57                            Society of Wisconsin.

Edward J. Trainor*                  Chief Executive Officer of the Company since July 1995;
  Age 56                            President of the Company since July 1994; Chief Operating
                                    Officer of the Company from July 1994 to June 1995;
                                    President of the Standex Institutional Products Division of
                                    the Company from February 1987 to July 1994;  Vice President of the Company from August 1992 to July 1994.


      Directors To Continue                         Principal Occupations During
       In Office For Terms                               Past Five Years And
        Expiring In 1998                             Certain Other Directorships
- -------------------------------     ------------------------------------------------------------

William L. Brown*                   Former Chairman of the Board of Bank of Boston Corporation
  Director Since 1961               and The First National Bank of Boston.
  Age 74
                                    Director of G.C. Companies, Inc., Ionics, Incorporated,
                                    Bradley Real Estate Trust and North American Mortgage
                                    Company.

Thomas L. King*                     Chairman of the Board of the Company since January 1992;
  Director Since 1970               President of the Company from August 1984 to July 1994;
  Age 66                            Chief Executive Officer of the Company from July 1985 to
                                    June 1995.

Sol Sackel                          Former Senior Vice President of the Company.
  Director Since 1983
  Age 72

Lindsay M. Sedwick                  Senior Vice President of Finance/CFO of the Company since
  Director Since 1992               January 1996; Vice President of the Company from January
  Age 61                            1990 to January 1996 and Treasurer of the Company since
                                    January 1986.

- --------------------
<F1> +    Founder of the Company.
<F2> *    Member of the Executive Committee of the Board of Directors.


                         STOCK OWNERSHIP IN THE COMPANY

Stock Ownership by Directors, Nominees for Director and Executive Officers

         The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of July 31, 1996 of each director, each nominee for director, each executive officer named in the Summary Compensation Table and all directors and executive officers of the Company as a group.

                                                         Beneficial Ownership (1)
                                                   ------------------------------------
                                                                            Percent of
                                                        No. of             Outstanding
                   Name                                 Shares            Common Stock
   ------------------------------------            ----------------       -------------

   John Bolten, Jr.                                  256,392 (3)              1.8
   William L. Brown                                    1,360                   **
   David R. Crichton                                  16,752 (2)               **
   Samuel S. Dennis 3d                               553,659 (4)              3.8
   Thomas H. DeWitt                                   95,283 (2)(5)            **
   Walter F. Greeley                                   2,004                   **
   Daniel B. Hogan, Ph.D.                             13,053 (6)               **
   Thomas L. King                                    152,716                  1.0
   C. Kevin Landry                                     5,368                   **
   H. Nicholas Muller, III, Ph.D.                      3,630                   **
   Sol Sackel                                         10,416                   **
   Lindsay M. Sedwick                                 44,269 (2)               **
   Edward J. Trainor                                  62,461 (2)               **

   All Directors and Executive Officers            1,230,815                  8.5
    as a Group (15 Persons)

- --------------------
<F1>  **   Less than 1% of outstanding Common Stock.
<F2>  (1)  As used herein,  "beneficial  ownership"  means the sole or shared power to vote,  and/or the sole or shared investment power with respect to shares of
           Common Stock.  The  directors  have sole voting and  investment  power with respect to the shares  shown as  beneficially  owned by them  except for 65 shares for Mr. Crichton, 50,437 shares for Mr. DeWitt, 1,200 shares for Mr.
           Greeley, 4,000 shares for Mr. Landry, 1,300 shares for Mr. Sedwick,  10,416 shares for Mr. Sackel and 19,209 shares for Mr. Trainor,  which are jointly held with their  respective  spouses.  The shares owned by spouses or minor children of certain directors have not been included because the respective
           directors  have  disclaimed   beneficial  interest  in  the  shares.  These
           shareholdings  are: Mrs. DeWitt (895),  Mrs. Dennis  (61,000),  Mr. Hogan's
           children (6,000), Mrs. Landry and their children (135,404), and Mrs. Sackel
           (2,000).
<F3>  (2)  The  numbers  listed  include  estimates  of the shares held in the Standex
           Employees'  Stock Ownership Plan at June 30, 1996,  which are vested to the
           accounts  of  Messrs.   Crichton,   DeWitt,   Sedwick  and  Trainor.  These
           individuals  have voting  power over the shares  allocated  to them in this plan,  but no  investment  power;  however,  in the  event of a  tender  or exchange  offer for the  Common  Stock of the  Company,  these  individuals
           (along  with all other  participants)  will  determine,  on a  confidential basis,  whether the Common Stock held in their accounts  should be tendered or  exchanged.  The numbers  also  include the  following  shares which are capable of being  purchased by exercise of stock options  within 60 days of
           July 31, 1996: Mr. Trainor  (40,000),  Mr. DeWitt  (21,600) and Mr. Sedwick
           (1,600).
<F4>  (3)  The number listed  includes  28,710 shares held in a trust of which Messrs.
           Bolten,  Jr., Hogan and Dennis are trustees.  To avoid  duplication,  these shares have only been shown as beneficially owned by Mr. Bolten, Jr.
<F5>  (4)  The number  listed  includes  17,000  shares held in trusts as to which Mr.
           Dennis is sole trustee and 243,382 shares as to which he is co-trustee. The latter number  includes a trust holding 62,188 shares wherein Mr. Dennis is a co-trustee  with Messrs.  Bolten,  Jr. and Hogan.  To avoid  duplication, these shares have only been shown as beneficially  owned by Mr. Dennis. Mr.
           Bolten, Jr. is also a co-trustee with Mr. Dennis of a trust holding 125,738 shares. However, in order to avoid duplication, these shares have only been shown as beneficially owned by Mr. Dennis.
<F6>  (5)  The number  listed  includes  8,000  shares held in a trust as to which Mr.
           DeWitt is a co-trustee.
<F7>  (6)  The number listed includes 6,040 shares held in a testamentary estate as to which Mr. Hogan is executor.

                              --------------------

Stock Ownership of Certain Beneficial Owners

         The table below sets forth each stockholder who, based on public filings, is known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company as of July 31, 1996.

                                                                    Beneficial Ownership
                                                              ------------------------------
                                                                                 Percent of
  Name and Address                                               No. of          Outstanding
  Of Beneficial Owner                                            Shares         Common Stock
  --------------------------------------------------          ------------      ------------

  State Street Bank and Trust Company, as Trustee of          1,578,004(1)          10.9
  the Standex International Corporation Employees'
  Stock Ownership Trust,
  225 Franklin Street, Boston, MA

  FMR Corp.                                                     847,000(2)           5.8
  82 Devonshire Street
  Boston, MA  02109-3614

- --------------------
<F1>  This number includes shares allocated to participating  employees' accounts over which such participants have sole voting power.
<F2>  FMR Corp. is a parent holding  company of Fidelity  Management and Research
      Company, an investment advisory company that manages funds for investment companies. Its beneficial ownership, as set forth in its most recent statement, filed as of December 31, 1995 pursuant to Section 13G of the Securities Exchange Act of 1934 (the "Act"), consists of 847,000 shares over which it has sole dispositive power and 15,800 shares over which it has sole power to vote or direct the vote.


                                PERFORMANCE GRAPH

         The following graph compares the cumulative total stockholder return on the Company's Common Stock as of the end of each of the last five fiscal years with the cumulative total stockholder return on the Standard & Poor's Manufacturing (Diversified Industry) Index and on the Russell 2000 Index, assuming an investment of $100 in each at their closing prices on June 30, 1991 and the reinvestment of all dividends.

                                         Standex                          S & P
         Measurement Period           International      Russell      Manufacturing
        Fiscal Year Covered            Corporation        2000         (Div. Ind.)
      -----------------------         -------------      -------      -------------

      Measurement Pt.-6/30/91              $100           $100             $100
      FYE 6/30/92                          $141           $115             $ 99
      FYE 6/30/93                          $184           $145             $117
      FYE 6/30/94                          $238           $151             $131
      FYE 6/30/95                          $291           $181             $173
      FYE 6/30/96                          $270           $224             $221


                                  REPORT OF THE
                     SALARY AND EMPLOYEE BENEFITS COMMITTEE
                            ON EXECUTIVE COMPENSATION

          The Company's executive compensation program is founded on the same principles that guide the Company in establishing compensation programs at all levels of the organization. The overall objective is to attract, retain and motivate highly qualified individuals for all positions within the Company.

          Consistent with this objective, all compensation programs, including those for executives, adhere to the following policies:


     * Compensation is based on the level of job responsibility, the individual's level of performance and Company or unit performance.

     * Compensation takes into account the value of the job in the market place. The Company strives to be competitive with the pay of employers of a similar size and stature who compete with the Company for talent.

     * Equity ownership is encouraged at all levels of the Company to more closely align the interests of employees with those of the stockholders. Through its Stock Purchase Plan, the Company offers the opportunity for equity ownership to all employees at U. S. locations. In addition, the Company provides key management employees worldwide the opportunity to build significant equity ownership through the stock option program.

         Consistent with these policies, the compensation of executive officers is closely related to Company performance and, in addition to base salary, is comprised of three elements: bonus, PIPS awards and stock options.

Bonus

         Cash bonus awards are made each year to more than 900 employees of the Company in order to motivate them and reward their contribution toward the financial performance of the Company in the immediately preceding fiscal year.

         As part of this program, bonus awards are considered each year for the divisional management group as well as the executive officers of the Company. The maximum amount which may be awarded to top Divisional management is determined by the Salary and Employee Benefits Committee (the "Committee") on the basis of the Company's overall performance (principally net income and earnings per share) in the preceding fiscal year.

         Specific bonus awards to top Divisional managers are based principally on the net income of the Division measured against its historical performance and its performance relative to the other Divisions that year. Bonus awards to corporate executive officers are based principally on the net income and earnings per share of the Company in the preceding year as well as individual performance.

PIPS Plan

         The Company's PIPS Plan is intended to provide an incentive to a broad group of approximately 275 management employees (including executive officers) to increase the earnings per share of the Company on a long-term basis. Sustained increases in the Company's earnings per share will presumably, under normal market conditions, lead to higher prices for the Company's Common Stock. Payments under the PIPS Plan are made only when increases in earnings per share have been achieved over the preceding five year period. Since the inception of this program, there have been several years when no payments were made.

         The Committee approves grants of PIPS shares each year, including those to executive officers of the Company, based on operational and individual performance. Awards are weighted toward the employees who have the greatest potential to impact the earnings per share of the Company. At maturity, the increase, if any, in the earnings per share of the Company over the base year is accorded a price/earnings ratio of 10 and is paid to the participant in cash.

         The PIPS awards, in addition to providing a direct link to increases in earnings per share and an indirect link to increases in the market price of the stock, also create an incentive for participants to remain with the Company for the long term. PIPS vest one-third per year in the last three years of each five year term. Therefore, a participant leaving the Company prior to the maturity year forfeits all non-vested PIPS.

Stock Options

         The Company believes that significant stock ownership by the executive officers of the Corporation is a major incentive in building stockholder value. Stock options are intended to encourage such stock ownership and to directly align the interests of executive officers with those of the stockholders.

         Under the 1994 Stock Option Plan and 1985 Stock Option Plan, executive officers are eligible to receive occasional grants of incentive stock options and/or non-qualified stock options. Incentive stock options are granted at the fair market value of the underlying Common Stock at the date of grant and are exercisable either six months from the date of grant or over a period of years fixed by the Committee. Non-qualified stock options may be granted either at or below fair market value on the date of grant and generally vest in installments over a period of years. This vesting feature of some of the incentive stock options and all the non-qualified options has the effect of encouraging long-term commitment to the Company and its goals.

         The Committee determines the amount of all grants to executive officers, the term of the options and the vesting period. The size of option grants to executive officers is based on the officer's level of responsibility at the time of grant.

1995 Compensation of the Chief Executive Officer

         When Mr. Trainor became the Chief Executive Officer of the Company on July 1, 1995, his base salary was increased from $330,000 to $430,000. This increase was intended to compensate him for assuming the responsibilities of that office. This base salary was in effect throughout fiscal 1996.

         In fiscal 1995, the net income of the Company increased 41.2% and earnings per share were up 48.3%. The total return to stockholders (market appreciation plus dividends paid) was 21.8%. Based on the excellent performance of the Company in fiscal 1995 and Mr. Trainor's performance during that period as President and Chief Operating Officer, the Committee recommended and the Board approved, a bonus award to Mr. Trainor of $125,000. In addition, the Committee awarded Mr. Trainor a PIPS grant equal to 2.2% of the total shares awarded.

         In February, 1996, the Committee granted stock options to Mr. Trainor covering 15,000 shares. This was the largest individual award made in fiscal 1996 and represented 10.4% of the total shares awarded to all employees during the fiscal year. All options granted to Mr. Trainor are exercisable at the market price of the stock on the date of grant and vest over periods ranging from 3 to 5 years. The decision of the Committee to make this grant to Mr. Trainor was based on its judgment regarding Mr. Trainor's potential for future contributions to the success of the Company and its desire to provide an additional incentive for him to continue to enhance stockholder value.

                                        Salary and Employee Benefits Committee
                                             Walter F. Greeley, Chairman
                                             William L. Brown
                                             Samuel S. Dennis 3d
                                             Daniel B. Hogan

Compensation Committee Interlocks and Insider Participation

         Mr. Dennis was Vice President of the Company from November 1957 through June 1989. In addition, the Company utilizes the services of the law firm of Hale & Dorr, of which a corporation controlled by Mr. Dennis is a senior partner.

                             EXECUTIVE COMPENSATION

         The following table shows for fiscal years ending June 30, 1996, 1995 and 1994, the cash compensation as well as certain other compensation, paid to the named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                        Long Term Compensation
                                                                                      --------------------------
                                                   Annual Compensation                  Awards        Payouts
                                       --------------------------------------------   ----------   -------------
                                                                       Other          Securities
     Name and                 Fiscal                                   Annual         Underlying       LTIP           All Other
Principal Position             Year    Salary($)    Bonus($)     Compensation($)(8)   Options(#)   Payouts($)(3)   Compensation(4)
- ---------------------------   ------   ---------  -------------  ------------------   ----------   -------------   ---------------

Thomas L. King                 1996    $516,667   $  200,000(9)                                      $134,680       $1,385,765(9)
  Chairman of the Board        1995    $760,000   $  181,600           $7,240                        $ 83,700       $   40,858(5)
                               1994    $698,750   $1,160,000(2)                                      $110,400       $   42,123(5)

Edward J. Trainor(1)           1996    $430,000   $  125,000                           15,000        $ 46,620       $    3,102
  President/CEO                1995    $321,667   $  100,000           $  488         100,000        $ 27,900       $    8,182(6)
                               1994    $222,500   $   70,000                                         $ 40,480       $    8,988(6)

Thomas H. DeWitt               1996    $340,750   $   85,000                           10,000        $ 64,750       $    5,290(7)
  Executive Vice President/    1995    $323,000   $   78,200           $  759                        $ 40,300       $    4,982(7)
  Administration               1994    $304,250   $   72,100                                         $ 55,200       $    6,778(7)

David R. Crichton              1996    $251,250   $   65,000                           10,000        $ 54,390       $    5,511(7)
  Executive Vice President/    1995    $236,250   $   57,200           $  733                        $ 34,100       $    4,632(7)
  Operations                   1994    $221,250   $   51,700                                         $ 27,600       $    6,427(7)

Lindsay M. Sedwick             1996    $231,667   $   55,000                                         $ 41,440       $    3,102
  Senior Vice President of     1995    $206,250   $   49,500           $1,014                        $ 21,700       $    3,182
  Finance/CFO                  1994    $190,000   $   43,100                            8,000        $ 25,760       $    4,988

- --------------------
<F1>  Mr.  Trainor  became CEO of the Company on July 1, 1995,  President  of the
      Company on July 27, 1994, was COO of the Company from July 1994 to June 1995, and was a Vice President of the Company from July 29, 1992 through July 27, 1994.
<F2>  This amount  includes a  $1,000,000  special  bonus  awarded to Mr. King in fiscal 1994.
<F3>  LTIP Payouts  reflect  payments  received by the named  executive  officers pursuant to the Company's profit improvement plan described on page 14.
<F4>  All other  compensation  includes  contributions made by the Company to the
      Standex Employees' Stock Ownership Plan, a defined contribution plan. Estimates of the aggregate amounts contributed to this plan during fiscal 1996 are $3,102 for Messrs. Trainor, DeWitt, Crichton and Sedwick; during fiscal 1995 are $3,182 for each named executive and during fiscal 1994 are $4,988 for each named executive.
<F5>  This amount includes $32,094, the premium paid by the Company on whole life insurance owned by a trust of which Mr. King is a trustee for fiscal 1995 and 1994, respectively. Also included are $5,582 and $5,041, the premiums paid by the Company for additional group term life insurance in 1995 and 1994, respectively.
<F6>  This amount also includes  performance bonuses of $5,000 and $4,000 awarded to Mr. Trainor in 1995 and 1994, respectively.
<F7>  This amount includes the dollar value of term life insurance  premiums paid by the Company (Mr.  DeWitt--$2,188  in 1996,  $1,800 in 1995 and $1,790 in
      1994; Mr. Crichton--$2,409 in 1996; $1,450 in 1995 and $1,439 in 1994).
<F8>  This column reflects amounts  reimbursed  during fiscal 1995 for payment of
      FICA-HI taxes in connection with the Company's non-qualified pension plan.
<F9>  This column includes the following retirement  benefits:  $627,907 received as a one-time cash distribution pursuant to the Employees' Stock Ownership Plan of the Company; two ten year annuities consisting of $248,730 received pursuant to the Executive Security Program and $387,160 received pursuant to the Supplemental Retirement Plan of the Company; and $121,968 received pursuant to the Retirement Plan of the Company. Upon retirement Mr. King is no longer a paticipant in the Company's bonus program.

                              --------------------

Stock Options

         The following two tables provide information on stock option grants made to the named executive officers in fiscal year 1996, options exercised during fiscal year 1996 and options outstanding on June 30, 1996.

                       STOCK OPTION GRANTS IN FISCAL 1996

                           Number of
                          Securities        % of Total                                    Grant Date
                          Underlying      Options Granted    Exercise or                   Present
                            Options        to Employees      Base Price     Expiration      Value
       Name              Granted(#)(1)    in Fiscal Year        ($/Sh)         Date         ($)(2)
- ------------------       -------------    ---------------    -----------    ----------    ----------

Thomas L. King                 -0-              --               --             --            --

Edward J. Trainor           12,000             8.3%            $28.50         2/28/06      $101,129
                             3,000             2.1%            $28.50         2/28/06      $ 26,548

Thomas H. DeWitt             7,000             4.9%            $29.75         1/31/06      $ 61,560
                             3,000             2.1%            $29.75         1/31/06      $ 27,712

David R. Crichton            7,000             4.9%            $27.875        3/07/06      $ 57,698
                             3,000             2.1%            $27.875        3/07/06      $ 25,966

Lindsay M. Sedwick             -0-              --               --             --            --

- --------------------
<F1> Grants of non-qualified  options of 12,000 to Mr. Trainor and 7,000 each to
     Messrs. DeWitt and Crichton first exercisable one year from the respective dates of grant in annual increments of one-fifth of aggregate shares subject to grant and all shares subject to options exercisable on and after the fifth anniversary of the respective dates of grant. Grants of incentive options of 3,000 each to Messrs. Trainor, DeWitt and Crichton first exercisable one year from the respective dates of grant in annual increments of one-third of aggregate shares subject to grant and all shares subject to options exercisable on and after the third anniversary of the respective dates of grant. In order to exercise the options, the employees must be employed by the Company or the exercise must be within three months of termination of employment, unless such termination is due to death or disability.
<F2> In  accordance  with  Securities  and  Exchange   Commission   Rules,   the
     Black-Scholes option pricing model was chosen to estimate the grant date present value of the option granted. Assumptions used to calculate Grant Date Present Value of all option shares granted during the fiscal year were: expected volatility-0.212; risk free rate of return-6.80%; dividend yield-2.25%; and time of exercise--10 years. The valuation model was not adjusted for non-transferability, risk of forfeiture or the vesting restrictions in the option. The Company does not believe that the Black-Scholes model or any other model, whether or not modified, can accurately determine the future value of an option because such values depend on future unpredictable factors. The future values realized may vary significantly from the values estimated by the Black-Scholes model or any other model. Any future values realized will ultimately depend upon the excess of the market price of the stock over the grant price on the date the option is exercised.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1996
                        AND FISCAL YEAR END OPTION VALUES

                                                             Number of Securities            Value of Unexercised
                                                        Underlying Unexercised Options     In-the-Money Options at
                                                              At Fiscal Year End            Fiscal Year End($)(2)
                     Shares Acquired       Value        ------------------------------   ----------------------------
       Name           On Exercise(#)   Realized($)(1)    Exercisable    Unexercisable     Exercisable   Unexercisable
- ------------------   ---------------   --------------    -----------    -------------     -----------   -------------

Thomas L. King              -0-                -0-             -0-             -0-               -0-            -0-

Edward J. Trainor         5,200           $ 82,450          20,000         103,000          $110,000       $541,500

Thomas H. DeWitt            -0-                -0-          21,600          10,000          $453,600       $(12,500)

David R. Crichton         5,400           $120,150             -0-          10,000               -0-       $  6,250

Lindsay M. Sedwick        8,800           $176,088             -0-           4,800               -0-       $ 60,000

- --------------------
<F1> Value  Realized  equals the fair market value of  underlying  securities at time of exercise, minus the exercise price, multiplied by the number of shares acquired without deducting for taxes paid by the employee.
<F2> Calculated  based on June 30, 1996 market price of $28.50 less the price to be paid upon exercise.

Long Term Incentive Plan

         The following table provides information regarding awards made to the named executive officers during fiscal 1996 under the Company's profit improvement plan. Each year certain eligible employees are granted profit improvement participation shares ("PIPS") which mature in five years vesting one-third per year in the last three years of the five year term. At maturity, the increase, if any, in the earnings per share of the Company over the base year is accorded a price/earnings ratio of 10 and is paid to the participant in cash. There is no maximum payout. The figures in the Target column were calculated based on the assumption that the payout rate on the PIPS shares granted in September, 1995 would be equal to the actual payout rate on shares maturing in 1996.

               LONG TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                                         Estimated Future Payouts
                                                                             Under Non-Stock
                            Number of Shares,       Performance or          Price Based Plans
                             Units or Other       Other Period Until              Target
         Name                   Rights(#)        Maturation or Payout            ($ or #)
  ------------------        -----------------    --------------------    ------------------------

  Thomas L. King                    -0-                5 years                    $     0
  Edward J. Trainor               3,000                5 years                    $34,800
  Thomas H. DeWitt                1,800                5 years                    $20,880
  David R. Crichton               1,800                5 years                    $20,880
  Lindsay M. Sedwick              1,500                5 years                    $17,400

Pension Plan Table

         The following table shows the estimated annual benefits payable upon retirement for the named executive officers in the compensation and years of service classifications indicated under the Company's pension plan.

                                          Years of Service
                             ------------------------------------------
  Average Compensation         10         20          25          30
  --------------------       ------     -------     -------     -------

         200,000             27,000      54,000      67,500      81,000
         300,000             40,500      81,000     101,250     121,500
         400,000             54,000     108,000     135,000     162,000
         500,000             67,500     135,000     168,750     202,500
         600,000             81,000     162,000     202,500     243,000
         700,000             94,500     189,000     236,250     283,500

         Pensions are computed on a straight-life annuity basis and are not reduced for Social Security or other offset amounts. Participants receive a pension based upon average compensation in the three highest consecutive calendar years multiplied by the number of years of service, times 1.35%. Average annual compensation is determined by adding the three highest consecutive years' earnings and dividing by three.

         The Internal Revenue Code of 1986, as amended, limits the benefits which may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Company has a non-qualified Supplemental Retirement Plan to provide for the full payment of the above pensions to the extent the pension amounts exceed tax-qualified limits. The pension amounts that exceed tax-qualified limits will be accounted for by the Company as an operating expense.

         The compensation covered by the pension plan is based on the combined amounts set forth under the headings "Salary", "Bonus" and "LTIP Payouts" of the Summary Compensation Table. However, the $1 million bonus paid to Mr. King in 1995 was excluded by agreement from compensation covered by the pension plan. The years of credited service as of June 30, 1996 for the executive officers named on the Summary Compensation Table are as follows: Edward J. Trainor--12 years; Thomas H. DeWitt--23 years; David R. Crichton--24 years and Lindsay M. Sedwick--26 years. Mr. King retired with 32 years of service.

Employment Agreements

         Messrs. King, DeWitt, Crichton, Sedwick and Trainor each have employment agreements with the Company which provided for full-time employment until June 30, 1995 for Mr. King and which provided for full-time employment until January 31, 1996 for Messrs. Trainor, DeWitt, Crichton and Sedwick
respectively. Messrs. Trainor, DeWitt, Crichton and Sedwick's employment agreements automatically renew for two consecutive three year terms unless notice of termination is given one year prior to the end of the then current term. The agreements provide for the payment of minimum annual compensation of $400,000 for Mr. King, $200,000 for Mr. Trainor, $293,000 for Mr. DeWitt, $210,000 for Mr. Crichton and $175,000 for Mr. Sedwick. Since expiration of his full-time employment on June 30, 1995, Mr. King has acted in a consulting capacity and, pursuant to his agreement, will act as a consultant for a period of three years, at a compensation level equal to $516,667. Pension and other deferred benefits to which Mr. King is entitled may be paid in addition to the above amount. Their respective agreements prohibit Messrs. King, Trainor, DeWitt, Crichton and Sedwick from competing with the present or future business of the Company for two years subsequent to the termination of their respective employments. Mr. Trainor presently receives base compensation under his agreement at an annual rate of $430,000, Mr. DeWitt receives $345,000, Mr. Crichton receives $255,000 and Mr. Sedwick receives $250,000.

         Mr. King's employment agreement contains an additional provision permitting him to participate for the remainder of his life, after termination of his employment with the Company, in any medical, hospitalization or other health plan of the Company provided Mr. King pays all premiums attributable to such coverage.

         The named executives' respective employment agreements contain provisions that protect the executives from termination of employment in the event of a hostile change in control as defined in their employment agreements. These provisions require, in the event of termination, payment of three times the respective executive's then current annual base salary and bonus, 100% vesting in all benefit plans in which the executive participates and three additional years of benefit service credited to the executive under the Company's retirement plans. Additionally, all life and medical insurance plans would be continued for three years for each terminated executive.

                    OTHER INFORMATION CONCERNING THE COMPANY

Board of Directors and Its Committees

         Five meetings of the Board of Directors were held during the fiscal year ended June 30, 1996. Each director of the Company attended at least 75% of the meetings held during the year by the Board and all committees on which the director served with the exception of Mr. Bolten, Jr. and Mr. Landry who attended 20% and 71% of the meetings, respectively.

         The Board has a Salary and Employee Benefits Committee consisting of Messrs. Greeley (Chairman), Brown, Dennis and Hogan. During fiscal 1996, the Committee held two meetings. The Committee makes recommendations to the Board on the compensation of the top management of the Company and reviews the compensation of top divisional management of the Company. Between meetings of the Board of Directors, the Committee exercises the powers of the Board pertaining to the Employee Stock Purchase Plan, the 1994 Stock Option Plan and the 1985 Stock Option Plan.

         Messrs. Brown (Chairman), Greeley and Landry serve on the Company's Audit Committee. During fiscal 1996, the Committee met on two occasions. The Audit Committee reviews, both prior to and after the audit, the Company's financial reporting function, the scope and results of the audit performed (or to be performed) by the independent auditors of the Company and the adequacy of the Company's internal controls and reports thereon to the Board of Directors.

         During the fiscal year, the Nominating Committee of the Board consisted of Messrs. Dennis (Chairman), Brown and King. The function of the Committee is to consider and recommend to the Board nominees for election as directors of the Company. The Committee will consider nominees recommended by stockholders. Although no formal procedure has been established, stockholders may submit recommendations to the Secretary of the Company, 6 Manor Parkway, Salem, New Hampshire 03079 at the time set forth for submitting shareholder proposals generally.

         During fiscal 1996, the Company paid certain non-employee directors $18,000 as a retainer plus $1,000 for each Board meeting attended. Each director also received $750 for each Committee meeting attended. Additionally, non-employee directors serving as Committee chairmen were paid $1,000 for serving in that capacity for the fiscal year.

Certain Transactions

         The Company utilizes the services of the law firm of Hale & Dorr, of which a corporation controlled by Mr. Dennis was a senior partner during a portion of the fiscal year and Of Counsel during the balance of the fiscal year.

Indebtedness of Management

         The Company has a Stock Option Loan Plan pursuant to which it has made loans to employees to enable them to exercise stock options. Loans under this plan are made at market interest rates at the time the loan is extended. The loans must be repaid within ten years. Regular quarterly payments are made which reduce the outstanding indebtedness. The Company holds as collateral all stock received on the exercise of options under this plan.

         The largest amount of indebtedness outstanding under this plan as to certain directors and officers of the Company at any time since the beginning of the last fiscal year, as well as the amount outstanding as of July 31, 1996, are as follows:

                                   Largest
                                    Amount              Amount
                                 Outstanding         Outstanding
             Name of                Since               As of
            Individual           July 1, 1995        July 31, 1996
        ------------------       ------------        -------------

        Edward J. Trainor          $115,896             $ 97,099

        Lindsay M. Sedwick         $251,383             $249,185


                        PROPOSAL 2--APPROVAL OF AUDITORS

          Subject to approval by the stockholders, the Board of Directors has appointed the firm of Deloitte & Touche LLP, independent public accountants, as auditors of the Company for the year ending June 30, 1997. This firm and two predecessor firms have been auditors of the Company since 1955.

         It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders where they will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

                                 OTHER PROPOSALS

         Management does not know of any other matters which may come before the meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Compliance With The Securities Exchange Act

         Pursuant to the Securities Exchange Act of 1934, the Company's executive officers and directors are required to file reports of ownership and changes in ownership in the Common Stock of the Company with the Securities and Exchange Commission and the New York Stock Exchange with copies of those reports filed with the Company.

         Based solely upon a review of the copies of the reports furnished to the Company, the Company believes that during fiscal 1996 all executive officers and directors have complied with such filing requirements.

                              -------------------

                              STOCKHOLDER PROPOSALS

         Any stockholder desiring to submit a proposal for consideration at the 1997 Annual Meeting of Stockholders must submit such proposal to the Company in writing on or before May 18, 1997.


                                        By the Board of Directors


                                        /s/ RICHARD H. BOOTH
                                        Richard H. Booth, Secretary

September 16, 1996



                                                                      APPENDIX A


                        STANDEX INTERNATIONAL CORPORATION
                         Annual Meeting of Stockholders

          IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

                                  DETACH HERE

                       STANDEX INTERNATIONAL CORPORATION
                         Annual Meeting of Stockholders
           This Proxy is Solicited on Behalf of the Board of Directors

          The undersigned hereby appoint(s) Edward J. Trainor and Thomas H. DeWitt as proxies, with full power of substitution, and hereby authorizes them or any of them to vote the stock of the undersigned at the Annual Meeting of Stockholders of Standex International Corporation (the "Company") to be held at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts, on Tuesday, October 29, 1996 at 11:00 a.m., and at any adjournments thereof, as indicated below on the proposals described in the Notice and Proxy Statement for such meeting and in their discretion on other matters which may properly come before the meeting.

          Unless otherwise instructed, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2.

      (Important--To be Signed and Dated on Reverse Side)    SEE REVERSE
                                                                 SIDE


[x] Please mark
    votes as in
    this example.

1. Election of Directors
   To fix the number of Directors at thirteen. For three-year terms expiring in 1999:
John Bolton, Jr., David R. Crichton, Samuel S. Dennis 3d, Daniel B. Hogan, PhD.

                  FOR             WITHHELD
                  [ ]                [ ]
[ ] ______________________________________
    For all nominees except as noted above

2. To approve selection of                    FOR     AGAINST     ABSTAIN
   Deloitte & Touche LLP as                   [ ]       [ ]         [ ]
   independent auditors.

3. To transact such other business as may come before the meeting.

MARK HERE
FOR ADDRESS       [ ]
CHANGE AND
NOTE AT LEFT

Signature:______________ Date:_______  Signature:______________ Date:_______




                                                                      APPENDIX B


                        STANDEX INTERNATIONAL CORPORATION
                         Annual Meeting of Stockholders

          IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

                                   DETACH HERE

                        STANDEX INTERNATIONAL CORPORATION
                         Annual Meeting of Stockholders
           This Proxy is Solicited on Behalf of the Board of Directors

          As a participant in the Standex International Corporation Employees' Stock Ownership Plan (the "Plan"), I hereby direct the trustee of the Plan in which I participate to vote all vested shares allocated to my account under such Plan on June 30, 1996 in accordance with the instructions on the reverse side of this proxy card or, if no instructions are given, in accordance with the Board of Directors' recommendations, on all items of business to come before the Annual Meeting of Stockholders to be held on October 29, 1996 or any adjournment thereof. Under the Plan, the shares for which no signed proxy card is returned or for which voting instructions are not timely received or are improperly executed shall be voted by the trustee in the same proportions on each proposal for which properly executed instructions were timely received.

          Unless otherwise instructed, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2.

      (Important--To be Signed and Dated on Reverse Side)    SEE REVERSE
                                                                 SIDE


[x] Please mark
    votes as in
    this example.

1. Election of Directors
   To fix the number of Directors at thirteen. For three-year terms expiring in 1999:
John Bolton, Jr., David R. Crichton, Samuel S. Dennis 3d, Daniel B. Hogan, PhD.

                  FOR             WITHHELD
                  [ ]                [ ]
[ ] ______________________________________
    For all nominees except as noted above

2. To approve selection of                    FOR     AGAINST     ABSTAIN
   Deloitte & Touche LLP as                   [ ]       [ ]         [ ]
   independent auditors.

3. To transact such other business as may come before the meeting.

MARK HERE
FOR ADDRESS       [ ]
CHANGE AND
NOTE AT LEFT

Signature:______________ Date:_______  Signature:______________ Date:_______